EXHIBIT 99.1

FOR IMMEDIATE RELEASE
December 21, 2021
    For further information contact:
    Investor Relations
    PR@citizensinc.com

CITIZENS ANNOUNCES GERALD W. SHIELDS AS NEW CHIEF EXECUTIVE OFFICER

AUSTIN, TX – December 21, 2021 – Citizens, Inc. (NYSE: CIA) today announced that Gerald W. Shields has been appointed Chief Executive Officer effective on January 1, 2022. Mr. Shields has served as Interim Chief Executive Officer since August of 2020 and has been a member of the Board of Directors since 2017. Mr. Shields will remain on the Board and continue to serve as Vice-Chairman, a position he assumed in February of 2020.

Mr. Shields is a seasoned life insurance executive and demonstrated leader who brings a wealth of industry and information technology expertise to the role. He has over 30 years’ experience in health insurance management and technology and holds professional certifications from Harvard University’s Kennedy School of Government, Massachusetts Institute of Technology’s Chief Network Officers Program, and Aubrey Daniels International. He has twice earned the distinction of CIO Magazine’s Top 100 CIOs of the Year and received ComputerWorld's Top 100 CIO Award.

J.D. “Chip” Davis, Jr., Chairman of the Board, said, “On behalf of the entire Citizens' Board and management team, we could not be more thrilled to welcome Gerald Shields as our new Chief Executive Officer.”

Mr. Davis went on to say, “After considering many impressive candidates, the Board has unanimously agreed that Gerald Shields has demonstrated his strength as an effective strategic leader and is the best choice to lead Citizens at this time. Gerald has done an outstanding job as interim CEO, stepping in at a pivotal time, bringing to bear his industry and technical expertise to lead the Company through a period of transition over the past sixteen months. We are grateful for his commitment and service and have the utmost confidence that he is the right choice to take Citizens to new levels and deliver shareholder value.”

Mr. Shields said, “I am honored and excited that I will be able to continue to lead this outstanding team at this important time in the Company’s history. Together we have made tremendous progress and have generated strong momentum. While there is still more work to do, we are committed to taking Citizens to new heights.”

About Citizens, Inc.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate”, “intends,” “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-

looking statements. Readers are encouraged to read the periodic reports the Company files with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and its current reports on Form 8-K, for “Risk Factors” and other meaningful cautionary language disclosing why actual results may vary materially from those expected or implied by the forward-looking statements. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.